Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS COMPLETION OF $523 MILLION INVESTMENT BY U.S. TREASURY’S TARP CAPITAL PURCHASE PROGRAM, MP THRIFT INVESTMENTS L.P., AND MANAGEMENT
TROY, Mich. (January 30, 2009) — Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank FSB, today reported the completion of an investment totaling $523 million from three sources pursuant to previously announced transactions: $266.6 million from the U.S. Treasury’s TARP Capital Purchase Program, $250 million from MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, and $5.32 million from management.
About Flagstar Bancorp, Inc.
Flagstar Bancorp, with $14.2 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At December 31, 2008, Flagstar operated 175 banking centers in Michigan, Indiana and Georgia and 104 home loan centers in 21 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
About MatlinPatterson Global Advisers LLC
MatlinPatterson Global Advisers LLC is a $9 billion private equity franchise specializing in distressed control investments on a global basis. Over a 14-year period, the firm and its investment professionals have successfully made substantial investments in more than 65 companies across a broad range of industries. MatlinPatterson has a strong record of working with management teams to further their strategic plans.